SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 31, 2017

Between

INFINITY PROPERTY AND CASUALTY CORPORATION
and
INFINITY INSURANCE COMPANY

and

REGIONS BANK, as Lender

Relating to a

$50,000,000 Revolving Loan

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TABLE OF CONTENTS

ARTICLE 1 Rules of Construction and Definitions    1
SECTION 1.1    General Rules of Construction.    1
SECTION 1.2    Definitions.    2
ARTICLE 2 Credit to be Extended Under this Agreement    10
SECTION 2.1    Revolving Loan.    10
SECTION 2.2    Revolving Note.    10
SECTION 2.3    Interest.    10
SECTION 2.4    Prepayments.    11
SECTION 2.5    Extension of Termination Date.    11
SECTION 2.6    Place and Time of Payments.    11
SECTION 2.7    Facility Fee.    12
SECTION 2.8    Auto Debt Provision.    12
SECTION 2.9    Maximum IIC Liability Amount.    12
SECTION 2.10    Upfront Fee.    12
SECTION 2.11    Increase in LIBOR-Based Rate; Reduction of Return.    12
ARTICLE 3 Representations and Warranties    14
SECTION 3.1    Organization, Powers, etc.    14
SECTION 3.2    Authorization of Borrowing, etc.    14
SECTION 3.3    Litigation.    14
SECTION 3.4    Agreements.    14
SECTION 3.5    Federal Reserve Board Regulations.    14
SECTION 3.6    Investment Company Act.    15
SECTION 3.7    ERISA.    15

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SECTION 3.8    Enforceability.    15
SECTION 3.9    Consents, Registrations, Approvals, etc.    15
SECTION 3.10    Financial Condition.    15
SECTION 3.11    No Misleading Information.    16
SECTION 3.12    Taxes.    16
SECTION 3.13    Patents, Trademarks.    16
SECTION 3.14    Hazardous Substances.    16
SECTION 3.15    Solvency.    16
SECTION 3.16    Government Regulation.    17
SECTION 3.17    Subsidiaries.    17
ARTICLE 4 Conditions of Lending    17
SECTION 4.1    Representations and Warranties.    17
SECTION 4.2    No Default.    17
SECTION 4.3    Automatic Representations and Warranties.    17
SECTION 4.4    Required Items.    18
SECTION 4.5    Authorized Representative Certificates.    18
SECTION 4.6    Other Supporting Documents.    18
ARTICLE 5 Covenants    18
SECTION 5.1    Existence.    18
SECTION 5.2    Continuation of Current Business.    18
SECTION 5.3    Sale of Assets, Consolidation, Merger.    19
SECTION 5.4    Accounting Records.    19
SECTION 5.5    Reports to the Lender.    19
SECTION 5.6    Maintenance.    20
SECTION 5.7    Insurance.    20

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SECTION 5.8    Payment of Indebtedness, Taxes, etc.    20
SECTION 5.9    Litigation Notice.    20
SECTION 5.10    Visitation.    21
SECTION 5.11    Notice of Default.    21
SECTION 5.12    Further Assurances.    21
SECTION 5.13    Transactions with Related Persons.    21
SECTION 5.14    Use of Credit Proceeds.    21
SECTION 5.15    Financial Covenants.    21
SECTION 5.16    Depository Relationship.    23
SECTION 5.17    Fiscal Year.    23
SECTION 5.18    Amendments to Governing Documents.    23
ARTICLE 6 Events of Default    23
SECTION 6.1    Events of Default.    23
SECTION 6.2    Lender's Remedies on Default.    25
ARTICLE 7 Miscellaneous    25
SECTION 7.1    Notices.    25
SECTION 7.2    Expenses; Indents; Damage; Waiver.    27
SECTION 7.3    Independent Obligations.    28
SECTION 7.4    Successors and Assigns; Participation.    28
SECTION 7.5    Governing Law.    29
SECTION 7.6    Date of Agreement.    29
SECTION 7.7    Separability Clause.    29
SECTION 7.8    Counterparts.    29
SECTION 7.9    No Oral Agreements.    29
SECTION 7.10    Waiver and Election.    29

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SECTION 7.11    No Obligations of Lender.    29
SECTION 7.12    Set-off.    30
SECTION 7.13    [Intentionally omitted].    30
SECTION 7.14    Submission to Jurisdiction.    30
SECTION 7.15    Usury Laws.    30
SECTION 7.16    Termination.    31
SECTION 7.17    WAIVER OF JURY TRIAL.    31
SECTION 7.18    PATRIOT Act Compliance.    31

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT ("this Agreement") dated as of August 31, 2017 is between INFINITY PROPERTY AND CASUALTY CORPORATION, an Ohio corporation (“IPCC”), INFINITY INSURANCE COMPANY, an Indiana insurance corporation (“IIC”; IIC and IPCC are together referred to as the “Borrower”), and REGIONS BANK, an Alabama banking corporation (the "Lender").
Recitals

A.    IPCC and the Lender have heretofore entered into that certain Amended and Restated Credit Agreement dated August 31, 2008, as amended by that certain First Amendment thereto dated August 31, 2011 between IPCC and the Lender and that certain Second Amendment thereto dated August 20, 2014 between the Borrower and the Lender (as amended, the “Existing Credit Agreement”).
B.    The Borrower and the Lender desire to amend and restate, in its entirety, the Existing Credit Agreement as set forth in this Agreement.

Agreement
NOW, THEREFORE, in consideration of the foregoing Recitals, the Borrower and the Lender hereby agree that the Existing Credit Agreement is hereby further amended and restated in its entirety as follows:
Article 1

Rules of Construction and Definitions
SECTION 1.1    General Rules of Construction. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)    Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP or SAP. Financial statements and other information required to be delivered by the Borrower to the Lender pursuant to this Agreement shall be prepared in accordance with GAAP or SAP. If at any time any change in GAAP or SAP would affect the computation of any financial covenant or requirement set forth in any Credit Document, and either the Borrower or the Lender shall object in writing to determining compliance based on such change, then the Borrower and the Lender shall negotiate in good faith to amend such financial covenant or requirement to preserve the original intent thereof in light of such change to GAAP or SAP; provided that until so amended such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to this Agreement as to which no such objection has been made.

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(b)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision hereof or thereof, (iv) all references in a Credit Document to Sections, Exhibits, Annexes, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Annexes, Appendices and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any references to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(c)    Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.
(d)    Unless otherwise indicated, all references to a specific time shall be construed to Central Standard Time or Central Daylight Savings Time, as the case may be.
SECTION 1.2    Definitions. As used in this Agreement, the following terms are defined as follows:
(a)    Actual/360 Day Basis means a method of computing interest and other charges on the basis of an assumed year of 360 days for the actual number of days elapsed, meaning that the interest accrued for each day will be computed by multiplying the interest rate applicable on that day by the unpaid principal balance on that day and dividing the result by 360.
(b)    Advance is defined in Section 2.1.
(c)    Affiliate means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
(d)    Annual Statement means the annual statutory financial statement of IIC required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by IIC's jurisdiction of incorporation or, if no specific

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form is so required, in the form of financial statements recommended by the NAIC to be used for filing annual statutory financial statements and shall contain the type of information recommended by the NAIC to be disclosed therein, together with all exhibits or schedules filed therewith.
(e)    Authorized Representative means the officer or officers of the Borrower that are duly authorized to act for such entity in the specified capacity under the Governing Documents of such entity or applicable law.
(f)    Borrower shall have the meaning attributed to that term in the preamble to this Agreement.
(g)    Business Day means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Alabama or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR-Based Rate, the term Business Day means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
(h)    Change of Control means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the equity interests of IPCC entitled to vote for members of the board of directors or equivalent governing body of IPCC on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of IPCC cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
(i)    Closing Date means August 31, 2017.
(j)    Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Controlling and Controlled have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled

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by another Person if such other Person possesses, directly or indirectly, power to vote thirty-five percent (35%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
(k)    Credit means, individually and collectively, all loans, forbearances, renewals, extensions, advances, disbursements and other extensions of credit now or hereafter made by the Lender to or for the account of the Borrower under this Agreement and the other Credit Documents, including the Loans.
(l)    Credit Documents means this Agreement and the documents described in Exhibit A and all other documents now or hereafter executed or delivered in connection with the transactions contemplated thereby.
(m)    Debt of any person means, without duplication, all of the following: (a) all Funded Debt; (b) net obligations under any Swap Agreement; (c) all Guarantees in respect of Debt of another Person; and (d) all Debt of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Debt is expressly made non-recourse to the Borrower or such Subsidiary. For purposes hereof, the amount of Debt shall be determined based on Swap Termination Value in the case of net obligations under any Swap Agreement under clause (b).
(n)    Default Rate means a rate of interest equal to two percentage points (200 basis points) in excess of the Prime Rate, or the maximum rate permitted by law, whichever is less.
(o)    Dollars and the sign “$” means the lawful money of the United States.
(p)    ERISA means the Employee Retirement Income Security Act of 1974, as amended.
(q)    Events of Default is defined in Section 6.1. An Event of Default "exists" if an Event of Default has occurred and is continuing.
(r)    Funded Debt means, as to any Person at a particular time, without duplication, all of the following: (a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments but specifically excluding trade payables incurred in the ordinary course of business; (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the due date for such trade account payable); (c) all obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties); (d) the implied principal component of capital leases, synthetic leases and securitization transactions; (e) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments; (f) all Guarantees in respect of Funded Debt of another Person; and (g) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for

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payment thereof. For purposes hereof, the amount of Funded Debt shall be determined (x) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (y) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (z) based on the amount of Funded Debt that is the subject of the Guarantees in the case of Guarantees under clause (f).
(s)    GAAP means accounting principles generally accepted in the United States in effect as of the date of determination thereof.
(t)    Governing Documents means, with respect to any person that is not a natural person, all organizational and governing documents applicable thereto.
(u)    Governmental Authority means any national, state, county, municipal or other government, domestic or foreign, and any agency, authority, department, commission, bureau, board, court or other instrumentality thereof.
(v)    Governmental Requirements means all laws, rules, regulations, ordinances, judgments, decrees, codes, orders, injunctions, notices and demand letters of any Governmental Authority.
(w)    Guarantee means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly. The term “Guarantee” as a verb has a corresponding meaning.
(x)    Hazardous Substances means all pollutants, effluents, contaminants, emissions, toxic or hazardous wastes and other substances, the removal of which is required or the manufacture, use, maintenance, handling, discharge or release of which is regulated, restricted, prohibited or penalized by any Governmental Requirement, or even if not so regulated, restricted, prohibited or penalized, might pose a hazard to the health and safety of the public or the occupants of the property on which it is located or the occupants of the property adjacent thereto, including (1) asbestos or asbestos-containing materials, (2) urea formaldehyde foam insulation, (3) polychlorinated biphenyls (PCBs), (4) flammable explosives, (5) radon gas, (6) laboratory wastes, (7) experimental products, including genetically engineered microbes and other recombinant DNA products, (8) petroleum, crude oil, natural gas, natural gas liquid, liquefied natural gas, other petroleum products and synthetic gas usable as fuel, (9) radioactive materials and (10) any substance or mixture listed, defined or otherwise determined by any Governmental Authority to be hazardous, toxic or dangerous, or otherwise regulated, affected, controlled or giving rise to liability under any Governmental Requirement.
(y)    Interest Determination Date means the Closing Date and the first Business Day of each calendar month in each year.
(z)    LIBOR means the London Interbank Offered Rate.

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(aa)    LIBOR-Based Rate means, as of any Interest Determination Date, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to (a) the LIBOR or a comparable or successor rate, which rate is approved by the Lender, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Interest Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the rate determined by the Lender to be the offered rate on such other page or other service which displays an average settlement rate for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Interest Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Lender for which the LIBOR-Based Rate is then being determined with maturities comparable to one (1) month as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Interest Determination Date. Notwithstanding anything contained herein to the contrary, the LIBOR-Based Rate shall not be less than zero. The Lender shall determine the LIBOR-Based Rate on the Closing Date and on each Interest Determination Date.
(bb)    Lien means any mortgage, pledge, assignment, charge, encumbrance, lien, security title, security interest or other preferential arrangement.
(cc)    Loans means, collectively, the Revolving Loan and all extensions and renewals thereof.
(dd)    Margin means one percent (100 basis points) per annum.
(ee)    Margin Stock is defined in Regulation U of the Federal Reserve Board, as amended.
(ff)    Maximum Facility Amount means $50,000,000.
(gg)    NAIC means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissions and similar Governmental Authorities of the various states of the United States of America toward the promotion of uniformity in the practices of such Governmental Authorities.
(hh)    Obligations means (1) the Revolving Loan and all other obligations and debts owing to the Lender and arising under the terms of this Agreement, the Revolving Note, and the other Credit Documents, whether now or hereafter incurred, existing or arising, including the Revolving Loan; (2) any sums expended by the Lender in exercising the rights and remedies described in

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Section 6.2; (3) all accrued interest on the Revolving Loan, and all costs, fees, charges and expenses incurred and payable in connection therewith, including fees payable under the terms of, or in connection with, this Agreement; (4) all other obligations and debts owing to the Lender arising in connection with, ancillary to, or in support of the Revolving Loan including any Swap Agreement or Treasury Management Agreement; (5) the payment and performance of all other indebtedness, obligations and liabilities of the Borrower to the Lender (including obligations of performance) of every kind whatsoever, arising directly between the Borrower and the Lender or acquired outright, as a participation or as collateral security from another person by the Lender, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by agreement or instrument, and whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, account party with respect to a letter of credit, indemnitor or otherwise; and (6) all renewals, extensions, modifications and amendments of any of the foregoing, whether or not any renewal, extension, modification or amendment agreement is executed in connection therewith.
(ii)    Obligors means the Borrower, each other person, if any, executing any Security Document as a grantor, and any other maker, endorser, surety, guarantor or other person now or hereafter liable for the payment or performance, in whole or in part, of any of the Obligations.
(jj)    Patriot Act means as defined in Section 3.16(d).
(kk)    Permitted Contest means any appropriate proceeding conducted in good faith by the Borrower to contest any tax, assessment, charge, Lien or similar claim, during the pendency of which proceeding the enforcement of such tax, assessment, charge, Lien or claim is stayed; provided that the Borrower has set aside on its books or, if required by the Lender, deposited as cash collateral with the Lender, adequate cash reserves to assure the payment of any such tax, assessment, charge, Lien or claim.
(ll)    Permitted Encumbrances means any Liens and other matters affecting title to the Property that are described in the Security Documents.
(mm)    Person (whether or not capitalized) includes natural persons, sole proprietorships, corporations, trusts, unincorporated organizations, associations, companies, institutions, entities, joint ventures, partnerships, limited liability companies and Governmental Authorities.
(nn)    Prime Rate means that rate of interest designated by the Lender from time to time as its "prime rate," it being expressly understood and agreed that the "prime rate" is merely an index rate used by the Lender to establish lending rates and is not necessarily the Lender's most favorable lending rate, and that changes in the "prime rate" are discretionary with the Lender.
(oo)    Property means all property, real and personal, that is now or hereafter conveyed or assigned to the Lender, or in which the Lender is now or hereafter granted a Lien, as security for any of the Obligations.

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(pp)    Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
(qq)    Revolving Loan is defined in Section 2.1.
(rr)    Revolving Note is defined in Section 2.2.
(ss)    Sanctions means as defined in Section 3.16(b).
(tt)    SAP means, with respect to IIC, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) from time to time in the jurisdiction of incorporation of IIC for the preparation of annual statements and other financial reports by insurance companies of the same type as IIC.
(uu)    Security Documents means all Credit Documents that now or hereafter grant or purport to grant to Lender any guaranty, collateral or other security for any of the Obligations.
(vv)    Solvent means, with respect to any person on a particular date, that as of such date (i) the then fair value of the assets of such person is (a) greater than the then total amount of liabilities (including contingent liabilities, as defined according to FAS Number 5, as in effect as of the date of this Agreement) of such person and (b) greater than the amount that will be required to pay such person's probable liability on such person's then existing debts as they become absolute and matured, (ii) such person's capital is not unreasonably small in relation to its business, and (iii) such person has not incurred and does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay such debts as they become due.
(ww)    Subsidiary means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.
(xx)    Swap Agreement means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency

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rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
(yy)    Swap Termination Value means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include the Lender or any Affiliate of the Lender).
(zz)    Termination Date means the maturity date of the Revolving Loan (which is August 31, 2020), as such date may be extended from time to time pursuant to Section 2.5 or accelerated pursuant to Section 6.2.
([[)    Treasury Management Agreement means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
ARTICLE 2

Credit to be Extended
Under this Agreement
SECTION 2.1    Revolving Loan. From the Closing Date to (but not including) the Termination Date, the Lender agrees, upon the terms and subject to the conditions of this Agreement and subject to the limitations set forth below with respect to the maximum amount of Advances permitted to be outstanding from time to time, to make a revolving loan (the "Revolving Loan") available to the Borrower pursuant to which the Borrower may from time to time borrow from the Lender and repay and reborrow, such sums as may be needed by the Borrower for the purposes expressed in this Agreement, up to a maximum aggregate principal amount at any one time outstanding not exceeding the Maximum Facility Amount in effect from time to time. Each advance to the Borrower under the Revolving Loan (an "Advance") will be made on at least one Business Day’s prior written notice to the Lender, which notice shall (i) be signed by an Authorized Representative of the Borrower, (ii) set forth the amount of the Advance requested and the date on

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which the Advance is to be made, and (iii) set forth the portion, if any, of the Advance to be borrowed by IIC. Not later than 2:00 p.m. on the date specified for the Advances, the Lender shall make available the amount of the Advances to be made by it on such date to the Borrower by depositing the proceeds thereof into an account with the Lender in the name of the Borrower. The Advances shall bear interest as provided in Section 2.3. The Lender's obligation to make Advances shall terminate, if not sooner terminated pursuant to the provisions of this Agreement, on the Termination Date. The Lender shall have no obligation to make Advances if an Event of Default exists.
SECTION 2.2    Revolving Note. All Advances shall be evidenced by a certain second amended and restated revolving note (the “Revolving Note”), payable to the order of the Lender, duly executed on behalf of the Borrower, dated the date of this Agreement in the principal amount of the Maximum Facility Amount and satisfactory in form and substance to the Lender. The Revolving Note shall be payable in full as to principal on the Termination Date. The Revolving Note shall be valid and enforceable as to the aggregate amount of the Revolving Loan outstanding from time to time, whether or not the full amount of the Revolving Loan is actually advanced by the Lender to the Borrower.
SECTION 2.3    Interest.
(a)    The Revolving Note shall bear interest from its date until payment in full on the unpaid principal balance at the rate per annum equal to the LIBOR-Based Rate plus the Margin. If it is impossible or impractical to obtain the LIBOR-Based Rate for a certain time period, the Revolving Note shall each bear interest at a rate equal to the Prime Rate during such time period. Such interest shall be payable monthly in arrears on the first day of each month in each year, commencing on September 1, 2017, and upon payment in full. Interest will be computed on an Actual/360 Day Basis.
(b)    If an Event of Default exists, the Revolving Note shall bear interest at the Default Rate commencing with the date on which the Event of Default occurs, until the earlier of (1) such time as all amounts due hereunder are paid in full or (2) no such Event of Default exists.
(c)    Unless otherwise stipulated, the Borrower agrees to pay to the Lender, on demand, a late charge computed as follows to cover the extra expense involved in handling late payments: If interest or principal are payable in installments, the late charge will be equal to five percent (5%) of any payment that is not paid within twelve (12) days after it is due. If principal and interest are payable at maturity, the late charge will be equal to five percent (5%) of the interest portion of the payment that is not paid within twelve (12) days after it is due. The late charge will never be less than $10.00 on each payment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any Event of Default arising from such later payment or any other right the Lender may have including, without limitation, the right to declare the entire unpaid principal and interest immediately due and payable.
SECTION 2.4    Prepayments. The Borrower may at any time prepay all or any part of the Loans, without premium or penalty. Accrued interest to the date of prepayment shall be paid on any partial prepayment of the Revolving Note on the next succeeding monthly interest payment

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date, and shall be paid on any full prepayment of the Revolving Note in connection with the termination of this Agreement on the date of such prepayment.
SECTION 2.5    Extension of Termination Date. The Borrower and the Lender may from time to time extend the then-current Termination Date to any subsequent termination date upon which the Borrower and the Lender may agree by executing a written extension agreement. Upon the execution of such an extension agreement by the Borrower and the Lender, the maturity date of the Revolving Loan shall be extended to the agreed-upon termination date, and the agreed-upon termination date shall become the new "Termination Date" for purposes of this Agreement.
SECTION 2.6    Place and Time of Payments.
(a)    All payments by the Borrower to the Lender under this Agreement and the other Credit Documents shall be made in lawful currency of the United States and in immediately available funds to the Lender at its Main Office in Birmingham, Alabama at the hand delivery address set forth in Section 7.1 or at such other address within the continental United States as shall be specified by the Lender by notice to the Borrower. Any payment received by the Lender after 2:00 p.m. on a Business Day (or at any time on a day that is not a Business Day) shall be deemed made by the Borrower and received by the Lender on the following Business Day.
(b)    All amounts payable by the Borrower to the Lender under this Agreement or any of the other Credit Documents for which a payment date is expressly set forth herein or therein shall be payable on the specified due date without notice or demand by the Lender. All amounts payable by the Borrower to the Lender under this Agreement or the other Credit Documents for which no payment date is expressly set forth herein or therein shall be payable ten days after written demand by the Lender to the Borrower. The Lender may, at its option, send written notice or demand to the Borrower of amounts payable on a specified due date pursuant to this Agreement or the other Credit Documents, but the failure to send such notice shall not affect or excuse the Borrower's obligation to make payment of the amounts due on the specified due date.
(c)    Payments that are due on a day that is not a Business Day shall be payable on the next succeeding Business Day, and any interest payable thereon shall be payable for such extended time at the specified rate.
(d)    Except as otherwise required by law, payments received by the Lender shall be applied first to expenses, fees and charges, then to interest and finally to principal.
SECTION 2.7    Facility Fee. The Borrower shall pay to the Lender a facility fee (the “Facility Fee”) that begins to accrue on the date hereof and shall be computed at the rate of one quarter of one percent (.25%) per annum times the Maximum Facility Amount divided by four (4). The Facility Fee shall be payable in arrears on the last day of each successive November, February, May and August and on the Termination Date, commencing on November 30, 2017. The Facility Fee shall be computed on an Actual/360 Day Basis.
SECTION 2.8    Auto Debt Provision. The Borrower hereby authorizes the Lender to initiate entries to its checking or savings account held with the Lender for the purpose of making

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the payments due hereunder. The Borrower further authorizes the Lender to withdraw such payments from said account. The Lender acknowledges that the authorization of the Borrower contained in this Section 2.8 may be revoked at any time by the Borrower’s written notice of revocation to the Lender in such time and manner as to afford the Lender a reasonable opportunity to act thereupon.
SECTION 2.9    Maximum IIC Liability Amount. Notwithstanding anything to the contrary set forth elsewhere in this Agreement or any Credit Document, the liability of IIC to the Lender under this Agreement and the other Credit Documents shall be several and not joint with the liability of IPCC under this Agreement and the other Credit Documents and shall not exceed the aggregate amount of the Advances (including principal, interest, fees and expenses) borrowed by IIC in accordance with the provisions of Section 2.1; provided, however, that IPCC shall be liable for the full amount of the Obligations (including those portions of Advances borrowed by IIC) without limitation. If there is any doubt or uncertainty as to the Borrower for whose benefit an Advance has been received or used, such Advance shall be deemed to have been received by and used by or for the benefit of IPCC.
SECTION 2.10    Upfront Fee. The Borrower shall pay to the Lender an upfront fee in connection with the Loans (the “Upfront Fee”) equal to $37,500. The Upfront Fee shall be fully earned and nonrefundable as of the Closing Date and shall be payable on the Closing Date.
SECTION 2.11    Increase in LIBOR-Based Rate; Reduction of Return.
(a)    It is the intention of the parties hereto that the LIBOR-Based Rate shall accurately reflect the cost to the Lender of maintaining the Loans. Accordingly, if by reason of any change after the date hereof in any applicable Governmental Requirements (or any interpretation thereof and including the introduction of any new Governmental Requirements), the cost to the Lender of funding the Loans by means of a London interbank market time deposit shall increase, the LIBOR-Based Rate shall be adjusted as necessary to reflect such change in actual cost to the Lender, effective as of the date on which such change in any applicable Governmental Requirements becomes effective. Any adjustment to the LIBOR-Based Rate under this Section 2.17(a) shall only be made in such amount which results in the Lender maintaining its intended position with respect to interest on the Loans as of the date of this Agreement and shall not result in putting the Lender in a better position with respect to interest on the Loans than intended by this Agreement.
(b)    If the Lender shall have reasonably determined that the adoption after the Closing Date of any Governmental Requirements regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender or the Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, as a consequence of the Lender's obligations under this Agreement to a level below that which the Lender or the Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration the Lender's guidelines with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time the Borrower shall pay to the Lender such

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actual additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered.
(c)    In connection with any adjustment of the LIBOR-Based Rate or request for payment of additional amounts under this Section 2.11, the Lender shall furnish to the Borrower a statement setting forth in reasonable detail the basis for such adjustment or payment and the method for determining the amount thereof. The Lender shall use reasonable efforts to promptly eliminate or reduce any amounts payable under this Section 2.11, including designating a different one of its lending offices or assigning its right to another of its offices or branches if in the reasonable judgment of the Lender, (i) such designation or assignment would eliminate or reduce amounts payable pursuant to this Section 2.11, and (ii) such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.
ARTICLE 3

Representations and Warranties
The Borrower represents and warrants to the Lender as follows:
SECTION 3.1    Organization, Powers, etc.
(a)    It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
(b)    It has the corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business in every jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary.
(c)    It has the corporate power to execute, deliver and perform any Credit Documents to which it is a party.
SECTION 3.2    Authorization of Borrowing, etc. The execution, delivery and performance of any Credit Documents to which it is a party (a) have been duly authorized by all requisite corporate action (including any necessary member action), and (b) will not violate any Governmental Requirement, its Governing Documents or any indenture, agreement or other instrument to which it is a party, or by which it or any of its properties are bound, or be in conflict with, result in a breach of or constitute a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien, upon any of its properties except as contemplated by the Credit Documents.
SECTION 3.3    Litigation. There are no actions, suits or proceedings (whether or not purportedly on its behalf) pending or, to the best of its knowledge, threatened against or affecting it, by or before any Governmental Authority, that involve any of the transactions contemplated by the Credit Documents or the possibility of any judgment or liability that might reasonably be expected to result in any material adverse change in the financial condition of the Borrower.

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SECTION 3.4    Agreements. It is not a party to any agreement or instrument, or subject to any restriction in its Governing Documents that materially and adversely affects its business, operations, properties or condition, financial or otherwise, and it is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default might reasonably be expected to have a material adverse effect upon its business, operations, properties or condition, financial or otherwise.
SECTION 3.5    Federal Reserve Board Regulations. It does not intend to use any part of the proceeds of the Credit, and has not incurred any indebtedness to be reduced, retired or purchased by it out of such proceeds, for the purpose of purchasing or carrying any Margin Stock, and it does not own and has no intention of acquiring any such Margin Stock.
SECTION 3.6    Investment Company Act. It is not an "investment company," or a company "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.
SECTION 3.7    ERISA.
(a)    The execution and delivery of this Agreement and the issuance and delivery of the Revolving Notes as contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code, as amended.
(b)    Based on ERISA and the regulations and published interpretations thereunder, it is in compliance in all material respects with the applicable provisions of ERISA.
(c)    No "Reportable Event," as defined in Section 4043(b) of Title IV of ERISA, has occurred with respect to any plan maintained by it.
SECTION 3.8    Enforceability. Any Credit Documents to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their terms.
SECTION 3.9    Consents, Registrations, Approvals, etc. No registration with or consent or approval of, or other action by, any Governmental Authority is required for the execution, delivery and performance of any Credit Documents to which it is a party.
SECTION 3.10    Financial Condition.
(a)    Its financial statements that have been furnished to the Lender were prepared in conformity with in the case of IPCC, generally accepted accounting principles and, in the case of IIC, SAP, consistently applied throughout the periods involved, are in accordance with its books and records, are correct and complete and present fairly its financial condition as of the date or dates indicated and for the periods involved in accordance with, in the case of IPCC, generally accepted accounting principles and, in the case of IIC, SAP, applied on a consistent basis.
(b)    Since the date of the financial statements no material adverse change in its financial condition, business or operations has occurred.

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(c)    It has no liability, direct or contingent, that would have a material adverse effect on the financial condition of the Borrower and that is not reflected in such financial statements.
(d)    It has good and marketable title to all its properties and assets reflected on the financial statements except for properties and assets disposed of since the date thereof as no longer used or useful in the conduct of its business or disposed of in the ordinary course of its business.
(e)    All such properties and assets are free and clear of all Liens, except as otherwise permitted or required by the provisions of this Agreement and the other Credit Documents.
SECTION 3.11    No Misleading Information. To the best knowledge of the Borrower, neither this Agreement nor any of the other Credit Documents, nor any certificate, written statement or other document furnished to the Lender by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading; and there is no fact known to the Borrower that the Borrower has not disclosed to the Lender that materially adversely affects or, so far as the Borrower can now reasonably foresee, will materially adversely affect the properties, or financial or other condition of the Borrower or the ability of the Borrower to perform its obligations hereunder and under the other Credit Documents.
SECTION 3.12    Taxes.
(a)    It has filed or caused to be filed all tax returns that, to the knowledge of its officers, are required to be filed with any Governmental Authority, and it has paid or has caused to be paid all taxes as shown as due on said returns or on any assessment received by it.
(b)    It has reserves that are believed by its officers to be adequate for the payment of additional taxes for years that have not been audited by the respective tax authorities.
SECTION 3.13    Patents, Trademarks. It owns, or possesses the right to use, all the patents, trademarks, service marks, trade names, copyrights, franchises, consents, authorizations and licenses and rights with respect to the foregoing, necessary for the conduct of its business as now conducted and proposed to be conducted, without any known conflict with the rights of others.
SECTION 3.14    Hazardous Substances.
(a)    It has never caused or permitted any Hazardous Substance to be placed, held, located, released or disposed of in violation of any Governmental Requirement on, under or at any real property legally or beneficially owned, leased or operated by it, and such property has never been used by it or, to the best of its knowledge, by any other person as a dump site or permanent or temporary storage site for any Hazardous Substance, in violation of any Governmental Requirement.
(b)    To the best of its knowledge, it has no liabilities with respect to Hazardous Substances, and no facts or circumstances exist that could give rise to liabilities with respect to Hazardous Substances.

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SECTION 3.15    Solvency. The Borrower is and will remain Solvent, taking into account the transactions contemplated by the Credit Documents.
SECTION 3.16    Government Regulation.
(a)    Neither Borrower nor any Subsidiary is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.).
(b)    None of the Borrower, any of its Subsidiaries or any director or officer of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.
(c)    The Borrower and its Subsidiaries are in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.
(d)    To the extent applicable, each of the Borrower and its Subsidiaries is in compliance with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).
SECTION 3.17    Subsidiaries. The Borrower has no Subsidiaries except as otherwise set forth on Schedule 3.17.
ARTICLE 4

Conditions of Lending
The obligation of the Lender to lend hereunder is subject to the following conditions precedent:
SECTION 4.1    Representations and Warranties. On and as of the Closing Date and any later date on which Credit is to be extended hereunder, the representations and warranties set forth in Article 3 must be true and correct with the same effect as though they had been made on and as of such date, except to the extent that they expressly relate to an earlier date.
SECTION 4.2    No Default. On and as of the Closing Date and any later date on which Credit is to be extended hereunder, the Borrower must be in compliance with all the terms and provisions set forth in this Agreement on their part to be observed or performed, and no Event of Default, nor any event that upon notice or lapse of time or both would constitute an Event of Default, may exist.
SECTION 4.3    Automatic Representations and Warranties. The making of any request for an Advance shall constitute an automatic representation and warranty by the Borrower that the representations and warranties contained in Article 3 are true and correct on and as of the

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date of such Advance and that no Event of Default, nor any event that upon notice or lapse of time or both would constitute an Event of Default, exists.
SECTION 4.4    Required Items. On and as of the Closing Date and any later date on which Credit is to be extended hereunder, the Lender must have received all financial statements, reports and other items required as of that date under Article 2 and Article 5 of this Agreement.
SECTION 4.5    Authorized Representative Certificates. On and as of the Closing Date the Borrower must have delivered to the Lender the following certificates executed by the appropriate Authorized Representatives of the Borrower, each of which certificates must be of a current date and must be satisfactory in form and substance to the Lender: (a) a certificate confirming compliance by the Borrower with the conditions precedent set forth in Sections 4.1 and 4.2; (b) a certificate certifying as in full force and effect resolutions of the members or other appropriate persons under the Governing Documents and applicable law authorizing the transactions contemplated by the Credit Documents and authorizing certain Authorized Representatives of the Borrower to execute the Credit Documents on behalf of the Borrower and to act on behalf of the Borrower with respect to the Credit Documents, including the authority to request disbursements of the proceeds of the Credit and to direct the disposition of such proceeds; and (c) a certificate certifying as true and correct, as amended, attached copies of the Governing Documents of the Borrower and the incumbency and signature of each Authorized Representative of the Borrower specified in said resolutions. The Lender may conclusively rely on the certified resolutions described in Section 4.5(b) as to all actions on behalf of the Borrower by the Authorized Representatives specified therein until the Lender receives further duly adopted resolutions cancelling or amending the prior resolutions.
SECTION 4.6    Other Supporting Documents. The Lender must receive on or before the Closing Date the following, each of which must be satisfactory to the Lender in form and content, (a) such legal opinions, certificates, proceedings, instruments and other documents as the Lender or its counsel may reasonably request to evidence (1) compliance by the Borrower and all other parties to the Credit Documents with legal requirements, (2) the truth and accuracy as of the Closing Date of the respective representations thereof contained in the Credit Documents, and (3) the due performance or satisfaction by such parties at or prior to the Closing Date of all agreements then required to be performed and all conditions then required to be satisfied by them pursuant to the Credit Documents, and (b) such additional supporting documents as the Lender or its counsel may reasonably request.
ARTICLE 5

Covenants
The Borrower covenants and agrees that it shall:
SECTION 5.1    Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all applicable Governmental Requirements.

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SECTION 5.2    Continuation of Current Business. Not engage in any business other than the business now being conducted by it and other businesses directly related thereto.
SECTION 5.3    Sale of Assets, Consolidation, Merger. Not (a) sell, lease, transfer or otherwise dispose of all or substantially all of its properties or assets to any person; or (b) consolidate with, or merge into any other person, or merge any person into it; provided, however, that the Borrower may merge with any of its Subsidiaries or any other person; if (1) at the time of such transaction and after giving effect thereto, no Event of Default shall exist and (2) the surviving entity of such consolidation or merger shall be the Borrower.
SECTION 5.4    Accounting Records. Keep proper books of record and account in which full, true and correct entries are made in accordance with, in the case of IPCC, generally accepted accounting principles and, in the case of IIC, SAP, applied on a consistent basis.
SECTION 5.5    Reports to the Lender. Furnish to the Lender:
(a)    within 95 days after the end of each fiscal year, consolidated financial statements (including a balance sheet and the related statements of income, cash flows and retained earnings) of IPCC for such fiscal year, together with statements in comparative form for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP consistently applied throughout the periods involved, and audited and certified by independent certified public accountants of recognized standing selected by IPCC and satisfactory to the Lender (the form of such certification also to be satisfactory to the Lender);
(b)    within 50 days after the end of each fiscal quarter, in each fiscal year, consolidated financial statements of IPCC similar to those referred to in Section 5.5(a) for such fiscal quarter and for the period beginning on the first day of the fiscal year and ending on the last day of such fiscal quarter, unaudited but certified by an Authorized Representative of IPCC;
(c)    together with the financial statements required hereunder, a compliance certificate duly executed by an Authorized Representative of IPCC substantially in the form of Exhibit B attached hereto;
(d)    with the financial statements submitted under Section 5.5(a) and 5.5(b), a certificate signed by the party certifying said statement to the effect that no Event of Default, nor any event that, upon notice or lapse of time or both, would constitute an Event of Default, exists or, if any such Event of Default or event exists, specifying the nature and extent thereof;
(e)    promptly upon the filing thereof, copies of all Forms 10Q and 10K that IPCC files with the Securities and Exchange Commission;
(f)    promptly upon receipt thereof, copies of all other reports, management letters and other documents submitted to the Borrower by independent accountants in connection with any annual or interim audit of its books made by such accountants;

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(g)    as soon as practical, from time to time, such other information regarding its operations, business affairs and financial condition as the Lender may reasonably request; and
(h)    Upon the earlier of (a) 15 days after the regulatory filing date or (b) 90 days after the close of each fiscal year of IIC, copies of the Annual Statement of IIC prepared on the NAIC annual statement blanks (or such other form as shall be required by the jurisdiction of incorporation of IIC), all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein with such prescribed or permitted practices as authorized by state regulatory authorities; and within 15 days after the regulatory filing date, copies of such Annual Statements certified by independent certified public accountants reasonably acceptable to the Lender if such certification is so required by any Governmental Authority.
At the Lender’s option, IPCC may satisfy its obligations under subsections (a), (b), (e) and (f) of this Section 5.5 through its timely submission of such financial statements, Forms 10-Q and 10‑K, and any other documents to the United States Securities and Exchange Commission (the “SEC”). As of the date of this Agreement, Lender is electing to allow IPCC to satisfy these obligations through timely submission of these financial statements, Forms 10-Q and 10-K, and other documents to SEC. Should Lender elect not to allow IPCC to continue to satisfy its obligations under subsection (a), (b), (e) and (f) of this Section 5.5 in this manner, Lender will provide notice to IPCC at least thirty (30) days prior to the end of the calendar quarter for which such financial statements, Forms 10-Q or 10-K, or other documents are prepared.
SECTION 5.6    Maintenance. Maintain, preserve and protect its commercially significant franchises and trade names and preserve all the remainder of its commercially significant property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
SECTION 5.7    Insurance. Maintain (a) adequate insurance on its properties to such extent and against such risks, including fire, as is customary with companies in the same or a similar business, (b) necessary worker's compensation insurance and (c) such other insurance as may be required by law or the Security Documents or as may reasonably be required in writing by the Lender.
SECTION 5.8    Payment of Indebtedness, Taxes, etc. (a) Pay its indebtedness and obligations in accordance with normal terms; (b) pay all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its properties before they become in default, except any such tax, assessment or governmental charge that is subject to a Permitted Contest; and (c) pay all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a Lien upon any of its properties, except any such claim that is subject to a Permitted Contest.
SECTION 5.9    Litigation Notice. Promptly notify the Lender of any action, suit or proceeding at law or in equity or by or before any Governmental Authority that, if adversely determined, might reasonably be expected to impair its ability to perform its obligations under any

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of the Credit Documents to which it is a party, might reasonably be expected to materially impair its right to carry on its business substantially as now conducted, or might reasonably be expected to materially and adversely affect its business, operations, properties or condition, financial or otherwise.
SECTION 5.10    Visitation. Permit representatives of the Lender from time to time to visit and inspect any of its offices and properties and to examine its assets and books of account and to discuss its affairs, finances and accounts with and be advised as to the same by its officers, all at such reasonable times and intervals as the Lender may desire.
SECTION 5.11    Notice of Default. Promptly notify the Lender of the existence of any Event of Default, or any event that upon notice or lapse of time or both would constitute an Event of Default.
SECTION 5.12    Further Assurances. At its cost and expense, upon request of the Lender, duly execute and deliver, or cause to be duly executed and delivered, to the Lender such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of the Lender or its counsel to carry out more effectively the provisions and purposes of the Credit Documents.
SECTION 5.13    Transactions with Related Persons. For any transaction that is expected to materially and adversely affect the financial position of the Borrower, not, without the prior written consent of the Lender or the approval of a majority of the independent members of the Board of Directors or a Committee thereof, enter into any such transaction with any person affiliated with Borrower other than in the ordinary course of Borrower’s business and on fair and reasonable terms no less favorable to Borrower than those that Borrower would obtain in a comparable arms-length transaction with a person not an Affiliate.
SECTION 5.14    Use of Credit Proceeds. Not, directly or indirectly use any part of the proceeds of the Credit (a) for any purpose other than working capital and financing acquisitions or (b) without limiting the generality of the foregoing, for the purpose of purchasing or carrying any Margin Stock, or of reducing, retiring or purchasing any indebtedness incurred for such purpose; or take any other action that would involve a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued thereunder, including Regulation U or Regulation X of the Federal Reserve Board, in connection with the transactions contemplated hereby; provided, however, that nothing set forth in this Section 5.14 or elsewhere in this Agreement shall be construed as imposing any duty on the Lender to supervise the use or application of the Credit proceeds or any liability on the Lender to any person if the Credit proceeds are not used for the purposes set forth in this Agreement.
SECTION 5.15    Financial Covenants.
(a)    Leverage Ratio. Not permit IPCC’s Leverage Ratio at any time to be greater than or equal to thirty-five percent (35%). This ratio will be measured quarterly.

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(b)    Interest Coverage Ratio. Not permit IPCC’s Interest Coverage Ratio for any twelve consecutive fiscal months to be less than 2.0 to 1.0, commencing with the twelve consecutive fiscal months ending September 30, 2017. This ratio will be measured quarterly.
(c)    Total Adjusted Capital. Cause IPCC to maintain, as of December 31 of each calendar year, not less than 200% of the Authorized Control Level Risk-Based Capital, as defined by Ala. Code § 27-2B-2, and as calculated in accordance with the instructions adopted by the National Association of Insurance Commissioners, as the same may be modified, supplemented or amended from time to time.
(d)    Solvency. Continue to be Solvent.
(e)    Liens. Not directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) Liens pursuant to any Credit Document and (b) other Liens securing Debt not to exceed $50,000,000 in aggregate principal amount.
(f)    Guarantees. Not create, incur, assume or suffer to exist any Guarantees, except:
(1)    Guarantees in respect of insurance contracts and reinsurance contracts issued in the ordinary course of business;
(2)    Guarantees in respect of the extension of guaranties in the ordinary course of business to insureds of the obligations of insurers under insurance contracts and reinsurance contracts;
(3)    Guarantees in respect of the endorsement of instruments for deposit or collection in the ordinary course of business; and
(4)    Guarantees in respect of the Debt of its Subsidiaries or of other contractual obligations of its Subsidiaries entered into in the ordinary course of business, including but not limited to operating leases.
(g)    Certain Defined Terms. For purposes of this Section 5.15, the following terms are defined as follows:

(1)
“Interest Coverage Ratio” means a fraction in which the numerator is the sum of the net income of IPCC (excluding extraordinary items) for the 12‑month period preceding the applicable date plus the interest expense, plus federal and state income taxes incurred during such period, and the denominator is the total interest expense of IPCC for such period.

(2)	“Leverage Ratio” means, as of any date of determination, the ratio of total Debt of IPCC as at such date to the sum of shareholders’ equity plus Debt, less unrealized gains of IPCC as at such date.

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Accounting terms used in this Agreement shall, unless otherwise defined herein, have the meanings normally given them by, and shall be calculated, both as to amounts and classifications of items on a consolidated basis, in accordance with, in the case of IPCC, GAAP and, in the case of IIC, SAP.
SECTION 5.16    [Intentionally Deleted].
SECTION 5.17    Fiscal Year. The Borrower will not change its fiscal year-end.
SECTION 5.18    Amendments to Governing Documents. The Borrower will not amend or permit any amendment to any of its Governing Documents in a manner that is materially adverse to the Lender.

ARTICLE 6

Events of Default
SECTION 6.1    Events of Default. The occurrence of any of the following events shall constitute an event of default (an "Event of Default") under this Agreement (whatever the reason for such event and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any Governmental Requirement):
(a)    any representation or warranty made in this Agreement or in any of the other Credit Documents shall prove to be false or misleading in any material respect as of the time made; or
(b)    any report, certificate, financial statement or other instrument furnished in connection with the Credit, this Agreement or any of the other Credit Documents, shall prove to be false or misleading in any material respect as of the time furnished; or
(c)    default shall be made in the payment when due of any of the Obligations; or
(d)    default shall be made in the due observance or performance of any covenant, condition or agreement on the part of the Borrower to be observed or performed pursuant to the terms of (i) Sections 5.2, 5.3, 5.14 and 5.15 hereof and (ii) Section 5.1 hereof and, in the case of this clause (ii) only, such default shall continue unremedied until the first to occur of (1) the date that is 5 days after written notice by the Lender to the Borrower or (2) the date that is 5 days after the Borrower first obtains knowledge thereof; or
(e)    default shall be made in the due observance or performance of any covenant, condition or agreement on the part of the Borrower to be observed or performed pursuant to the terms of this Agreement (other than any covenant, condition or agreement, default in the observance or performance of which is elsewhere in this Section 6.1 specifically dealt with) and such default shall continue unremedied until the first to occur of (1) the date that is 30 days after written notice by the Lender to the Borrower or (2) the date that is 30 days after the Borrower first obtains knowledge thereof; or

04121343.4    22

(f)    failure of Borrower to timely perform any covenant in the Credit Documents requiring the furnishing of notices, financial reports or other information to the Lender within five (5) Business Days of when due; or
(g)    any default or event of default, as therein defined, shall occur under any of the other Credit Documents (after giving effect to any applicable notice, grace or cure period specified therein); or
(h)     (1) default shall be made with respect to any Debt (other than the Obligations) of any Obligor in an aggregate principal amount exceeding $10,000,000, if the effect of such default is to accelerate the maturity of such Debt or to permit the holder thereof to cause such Debt to become due prior to its stated maturity, or (2) any such Debt shall not be paid when due (after giving effect to any applicable notice, grace or cure periods); or
(i)    any Obligor shall (1) apply for or consent to the appointment of a receiver, trustee, liquidator or other custodian of such Obligor or any of such Obligor's properties or assets, (2) fail or admit in writing such Obligor's inability to pay such Obligor's debts generally as they become due, (3) make a general assignment for the benefit of creditors, (4) suffer or permit an order for relief to be entered against such Obligor in any proceeding under the federal Bankruptcy Code, or (5) file a voluntary petition in bankruptcy, or a petition or an answer seeking an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against such Obligor in any proceeding under any such law or statute, or if corporate action shall be taken by any Obligor for the purpose of effecting any of the foregoing; or
(j)    a petition shall be filed, without the application, approval or consent of any Obligor in any court of competent jurisdiction, seeking bankruptcy, reorganization, rearrangement, dissolution or liquidation of such Obligor or of all or a substantial part of the properties or assets of such Obligor, or seeking any other relief under any law or statute of the type referred to in Section 6.1(i)(5) against such Obligor, or the appointment of a receiver, trustee, liquidator or other custodian of such Obligor or of all or a substantial part of the properties or assets of such Obligor, and such petition shall not have been stayed or dismissed within 30 days after the filing thereof; or
(k)    any Obligor shall be dissolved or liquidated or cease to be Solvent or suspend business; or
(l)    any writ of execution, attachment or garnishment shall be issued against the assets of any Obligor and such writ of execution, attachment or garnishment shall not be dismissed, discharged or quashed within 30 days of issuance; or
(m)    any final judgment for the payment of money in excess of an aggregate of $10,000,000 shall be rendered against any Obligor and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed; or
(n)    a Change of Control shall occur.

04121343.4    23

SECTION 6.2    Lender's Remedies on Default. If an Event of Default exists, or any event exists that upon notice or lapse of time or both would constitute an Event of Default, the Lender shall have no obligation to extend any further Credit hereunder. If an Event of Default exists under Section 6.1(i) or 6.1(j), all of the Obligations shall automatically become immediately due and payable. If any other Event of Default exists, the Lender may, by written notice to the Borrower, declare any or all of the Obligations to be immediately due and payable, whereupon they shall become immediately due and payable. Any such acceleration (whether automatic or upon notice) shall be effective without presentment, demand, protest or other action of any kind, all of which are hereby expressly waived, anything contained herein or in any of the other Credit Documents to the contrary notwithstanding. If an Event of Default exists, the Lender may exercise any of its rights and remedies on default under the Credit Documents or applicable law.
ARTICLE 7

Miscellaneous
SECTION 7.1    Notices.
(a)    Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement or the other Credit Documents to be made upon, given or furnished to, or filed with, the Borrower or the Lender must (except as otherwise provided in this Agreement or the other Credit Documents) be in writing and be delivered by one of the following means: (1) by personal delivery at the hand delivery address specified below, (2) by first-class, registered or certified mail, postage prepaid and addressed as specified below, or (3) if facsimile transmission facilities for such party are identified below or pursuant to a separate notice from such party, sent by facsimile transmission to the number specified below or in such notice.
(b)    The hand delivery address, mailing address and (if applicable) facsimile transmission number for receipt of notice or other documents by such parties are as follows:
Borrower
By hand and mail:
2201 4th Avenue North
Birmingham, Alabama 35203
Attention:    General Counsel
By facsimile:    (205) 803-8449

04121343.4    24

With a copy to:
F. Mark Reuter
Keating, Muething & Klekamp, PLL
One East Fourth Street
Suite 1400
Cincinnati, Ohio 45202

By facsimile:    (513) 579-6457

Lender
By hand and mail:
1900 Fifth Avenue North
Regions Center, Upper Lobby
Birmingham, Alabama 35203
Attention:    Brook Balogh

By facsimile:    (205) 264-4685
With a copy to:
J. Kris Lowry
Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, Alabama 35203-2618

By facsimile:    (205) 254-1999

Any of such parties may change the address or facsimile transmission notice for receiving any such notice or other document by giving notice of the change to the other parties named in this Section 7.1.
(c)    Any such notice or other document shall be deemed delivered when actually received by the party to whom directed (or, if such party is not a natural person, to an officer, director, partner, member or other legal representative of the party) at the address or number specified pursuant to this Section 7.1, or, if sent by mail, three Business Days after such notice or document is deposited in the United States mail, addressed as provided above.
(d)    Five Business Days' written notice to the Borrower as provided above shall constitute reasonable notification to the Borrower when notification is required by law; provided, however, that nothing contained in the foregoing shall be construed as requiring five Business Days' notice

04121343.4    25

if, under applicable law and the circumstances then existing, a shorter period of time would constitute reasonable notice.
SECTION 7.2    Expenses; Indemnification; Damage; Waiver.
(a)    The Borrower shall promptly on demand pay all costs and expenses, including the fees and disbursements of counsel to the Lender, incurred by the Lender in connection with (a) the extension of the Credit and the administration or collection of the Obligations, (b) the negotiation, preparation and review of the Credit Documents (whether or not the transactions contemplated by this Agreement shall be consummated), (c) the enforcement of any of the Credit Documents, (d) the custody and preservation of the Property, (e) the protection or perfection of the Lender's rights and interests under the Security Documents in the Property, (f) the filing or recording of the Security Documents or any related financing, continuation or termination statements, or similar documents (including any stamp, documentary, mortgage, recording and similar taxes and fees), (g) the exercise by or on behalf of the Lender of any of its rights, powers or remedies under the Credit Documents, (h) the compliance by the Lender with any Governmental Requirements with respect to any of the Credit Documents, any of the Property or any of the Obligations, and (i) the prosecution or defense of any action or proceeding by or against the Lender, the Borrower, any Obligor, or any one or more of them, concerning any matter related to this Agreement or any of the other Credit Documents, any of the Property or any of the Obligations. All such amounts shall bear interest from the date demand is made at the Default Rate and shall be included in the Obligations secured by the Security Documents. The Borrower's obligations under this Section 7.2 shall survive the payment in full of the Obligations and the termination of this Agreement.
(b)    The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any Subsidiary) arising out of, in connection with, or as a result of (i) any inaccurate representation made by the Borrower or any Obligor in this Agreement or any other Credit Document, (ii) any breach of any of the warranties or obligations of the Borrower or any Obligor under this Agreement or any other Credit Document, (iii) the execution or delivery of any Credit Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (iv) any Loan or the use or proposed use of the proceeds therefrom, (v) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any Subsidiary or any environmental liability or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The provisions of this Section 7.2 shall survive the payment of the Obligations in full and the termination of this

04121343.4    26

Agreement and the other Credit Documents, and the satisfaction, release (in whole or in part) and foreclosure of the Security Documents.
(c)    To the fullest extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with any Credit Document or the transactions contemplated hereby or thereby in the absence of such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.
(d)    All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices); provided that the Borrower shall have the right to contest any matter giving rise to a claim for indemnification under this Section 7.2 in good faith by appropriate proceedings.
SECTION 7.3    Independent Obligations. The Borrower agrees that its obligations to the Lender under this Agreement may be enforced against the Borrower without the necessity of joining any other Obligor or any other person, as a party.
SECTION 7.4    Successors and Assigns; Participation. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that Borrower may not assign any rights hereunder without the prior written consent of Lender. Lender may assign to one or more Persons all or any part of or may grant participation to one or more Persons, in all or any part of the Loans, and to the extent of any assignment or participation the assignee or participant of such assignment or participation shall have the rights and benefits hereunder as if it were a Lender hereunder, except that Borrower shall be entitled to deal exclusively with Lender and rely upon documents, consents and writings signed solely by Lender, without the necessity of any such participant joining in. Borrower authorizes Lender to disclose to any purchaser or participant, or any prospective purchaser or participant of an interest in the Loans, any financial or other information pertaining to Borrower.
SECTION 7.5    Governing Law. This Agreement and the other Credit Documents shall be construed in accordance with the internal laws of the State of Alabama (without regard to conflict of law principles) except as required by mandatory provisions of law.
SECTION 7.6    Date of Agreement. The date of this Agreement is intended as a date for the convenient identification of this Agreement and is not intended to indicate that this Agreement was executed and delivered on that date.

04121343.4    27

SECTION 7.7    Separability Clause. If any provision of the Credit Documents shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 7.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same agreement.
SECTION 7.9    No Oral Agreements. This Agreement is the final expression of the agreement between the parties hereto, and this Agreement may not be contradicted by evidence of any prior oral agreement between such parties. All previous oral agreements between the parties hereto have been incorporated into this Agreement and the other Credit Documents, and there is no unwritten oral agreement between the parties hereto in existence.
SECTION 7.10    Waiver and Election. The exercise by the Lender of any option given under this Agreement shall not constitute a waiver of the right to exercise any other option. No failure or delay on the part of the Lender in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. No modification, termination or waiver of any provisions of the Credit Documents, nor consent to any departure by the Borrower therefrom, shall be effective unless in writing and signed by an authorized representative of the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
SECTION 7.11    No Obligations of Lender. The Lender does not by virtue of this Agreement or any of the transactions contemplated by the Credit Documents assume any duties, liabilities or obligations with respect to any property now or hereafter granted to it as collateral for any of the Obligations unless expressly assumed by the Lender under a separate agreement in writing, and the Credit Documents shall not be deemed to confer on the Lender any duties or obligations that would make the Lender directly or derivatively liable for any person's negligent, reckless or wilful conduct.
SECTION 7.12    Set-off. While any Event of Default exists, the Lender is authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. The rights of the Lender under this Section 7.12 are in addition to all other rights and remedies (including other rights of set-off or pursuant to any banker's lien) that the Lender may have.
SECTION 7.13    [Intentionally omitted].

04121343.4    28

SECTION 7.14    Submission to Jurisdiction. The Borrower irrevocably (a) acknowledges that this Agreement will be accepted by the Lender and performed by the Borrower in the State of Alabama; (b) submits to the jurisdiction of each state or federal court sitting in Jefferson County, Alabama (collectively, the "Courts") over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Credit Documents (individually, an "Agreement Action"); (c) waives, to the fullest extent permitted by law, any objection or defense that the Borrower may now or hereafter have based on improper venue, lack of personal jurisdiction, inconvenience of forum or any similar matter in any Agreement Action brought in any of the Courts; (d) agrees that final judgment in any Agreement Action brought in any of the Courts shall be conclusive and binding upon the Borrower and may be enforced in any other court to the jurisdiction of which the Borrower is subject, by a suit upon such judgment; (e) consents to the service of process on the Borrower in any Agreement Action by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the Borrower at the Borrower's address designated in or pursuant to Section 7.1; (f) agrees that service in accordance with Section 7.14(e) shall in every respect be effective and binding on the Borrower to the same extent as though served on the Borrower in person by a person duly authorized to serve such process; and (g) AGREES THAT THE PROVISIONS OF THIS SECTION, EVEN IF FOUND NOT TO BE STRICTLY ENFORCEABLE BY ANY COURT, SHALL CONSTITUTE "FAIR WARNING" TO THE BORROWER THAT THE EXECUTION OF THIS AGREEMENT MAY SUBJECT THE BORROWER TO THE JURISDICTION OF EACH STATE OR FEDERAL COURT SITTING IN JEFFERSON COUNTY, ALABAMA WITH RESPECT TO ANY AGREEMENT ACTIONS, AND THAT IT IS FORESEEABLE BY THE BORROWER THAT THE BORROWER MAY BE SUBJECTED TO THE JURISDICTION OF SUCH COURTS AND MAY BE SUED IN THE STATE OF ALABAMA IN ANY AGREEMENT ACTIONS. Nothing in this Section 7.14 shall limit or restrict the Lender's right to serve process or bring Agreement Actions in manners and in courts otherwise than as herein provided.
SECTION 7.15    Usury Laws. Any provision of this Agreement or any of the other Credit Documents to the contrary notwithstanding, the Borrower and the Lender agree that they do not intend for the interest or other consideration provided for in this Agreement and the other Credit Documents to be greater than the maximum amount permitted by applicable law. Regardless of any provision in this Agreement or any of the other Credit Documents, the Lender shall not be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the maximum rate of interest permitted to be charged under applicable law until such time, if any, as that interest, together with all other interest then payable, falls within the then applicable maximum lawful rate of interest. If the Lender shall receive, collect or apply any amount in excess of the then maximum rate of interest, the amount that would be excessive interest shall be applied first to the reduction of the principal amount of the Obligations then outstanding in the inverse order of maturity, and second, if such principal amount is paid in full, any excess shall forthwith be returned to the Borrower. In determining whether the interest paid or payable under any specific contingency exceeds the highest lawful rate, the Borrower and the Lender shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) consider all the Obligations as one general obligation of the Borrower, and (d) "spread" the total amount of the

04121343.4    29

interest throughout the entire term of the Notes so that the interest rate is uniform throughout the entire term of the Revolving Note.
SECTION 7.16    Termination. This Agreement shall continue until the Obligations shall have been paid in full and the Lender shall have no obligation to make any further Advances or extend any other credit hereunder. This Agreement, and the obligations of the Borrower hereunder, shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment in whole or in part of any payment made with respect to the Obligations is rescinded or must otherwise be restored or returned to the person making such payment upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of such person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to such person or with respect to any part of the property thereof, or otherwise, all as though such payment had not been made.
SECTION 7.17    WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY (1) IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM OF ANY TYPE AS TO ANY MATTER ARISING DIRECTLY OR INDIRECTLY OUT OF OR WITH RESPECT TO THIS AGREEMENT, ANY OF THE OTHER FINANCING DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH AND (2) AGREE THAT ANY PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY OF ANY KIND WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
SECTION 7.18    PATRIOT Act Compliance. The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, the Lender is required to obtain, verify and record information that identifies the Borrower and each Person signing the Credit Documents on behalf of the Borrower, which information includes the name and address of the Borrower and each Person signing the Credit Documents on behalf of the Borrower and other information that will allow the Lender to identify the Borrower and each Person signing the Credit Documents on behalf of the Borrower in accordance with the Patriot Act.

[Remainder of page intentionally left blank]

04121343.4    30

IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be dated as of August 31, 2017 and to be duly executed and delivered.

INFINITY PROPERTY AND CASUALTY CORPORATION, an Ohio corporation

By:    /s/ Samuel J. Simon
Name:    Samuel J. Simon
Its:    President and General Counsel

INFINITY INSURANCE COMPANY, an Indiana insurance corporation

By:    /s/ Samuel J. Simon
Name:    Samuel J. Simon
Its:    Senior Vice President and Secretary

04121343.4    31

REGIONS BANK

By:    /s/ Peter Wesemeier
Its:    Managing Director

04121343.4    32

LIST OF EXHIBITS

Exhibit A    Credit Documents
Exhibit B    Compliance Certificate

04121343.4    33

EXHIBIT A
Credit Documents

The "Credit Documents" referred to in this Agreement include this Agreement and the Revolving Note.

04121343.4    A-1

EXHIBIT B
COMPLIANCE CERTIFICATE
To:    Regions Bank, as Lender in the
Credit Agreement described below
This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Credit Agreement dated August 31, 2017 (as amended, modified, renewed or extended from time to time, the “Agreement”) between Infinity Property and Casualty Corporation, an Ohio corporation (“IPCC”), Infinity Insurance Company (“IIC”; IPCC and IIC are together referred to as the “Borrower”), and Regions Bank, an Alabama banking corporation (the “Lender”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected ________________ of IPCC.
2.    I have reviewed the terms of the Agreement and have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of IPCC during the accounting period covered by the attached financial statements.
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes a default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.
4.    Schedule I attached hereto sets forth the financial data and computations evidencing IPCC’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any to paragraph 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action IPCC has taken, is taking or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of ____________, 20_____.

of Infinity Property
and Casualty Corporation

04121343.4    B-1

Infinity Property and Casualty Corporation
Compliance Certificate
As of ________________, 20_____

1.    Section 5.15(a) – Leverage Ratio

a.    Total debt    _______________
b.    Shareholders’ equity    _______________
c.    Unrealized gains and losses    _______________
d.    a plus b minus c    _______________
e.    ratio of a to d    _______________
f.    permitted ratio: must be less than or equal to 35%    _______________

2.    Section 5.15(b) – Interest Coverage Ratio

a.    Net income of IPCC for twelve month period
preceding the applicable date    _______________
b.    Extraordinary items for the twelve month period
preceding the applicable date    _______________
c.    Interest Expense for the twelve month period
preceding the applicable date    _______________
d.    Federal and State income taxes incurred during such period    _______________
e.    a minus b, plus c plus d    _______________
f.    Total interest expense of IPCC for such period    _______________
g.    Ratio of e to f    _______________
h.    permitted ratio: no less than 2.0 to 1.0    _______________

3.    Section 5.15(c) – Authorized Control Level RBC
calculated only at fiscal year end, or December 31

a.    Total adjusted capital    _______________
b.    Authorized Control Level Risk Based Capital    _______________
c.    2.0 x b        _______________
d.    a minus c, must be greater than or equal to 0    _______________
e.    must be greater than or equal to 0    _______________

7830089.2

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
SCHEDULE 3.17
The following is a list of subsidiaries of Infinity Property and Casualty Corporation as of August 31, 2017. Except as otherwise noted, each entity is a subsidiary of Infinity Property and Casualty Corporation, and if indented, a subsidiary of the non-indented company listed above it.

Name of Company	Incorporated	Percentage of Ownership
Hillstar Insurance Company	Indiana	100
Infinity Financial Centers, LLC	Delaware	100
Infinity Insurance Company	Indiana	100
Infinity Insurance Agency, Inc.	Georgia	100
Infinity Agency of Texas, Inc.	Texas	100
Infinity Assurance Insurance Company	Ohio	100
Infinity Auto Insurance Company	Ohio	100
Leader Group, Inc.	Ohio	100
Leader Managing General Agency, Inc.	Texas	100
Infinity Casualty Insurance Company	Ohio	100
Infinity County Mutual Insurance Company	Texas	(a)
Infinity Indemnity Insurance Company	Indiana	100
Infinity Preferred Insurance Company	Ohio	100
Infinity Reserve Insurance Company	Ohio	100
Infinity Safeguard Insurance Company	Ohio	100
Infinity Security Insurance Company	Indiana	100
Infinity Select Insurance Company	Indiana	100
Infinity Standard Insurance Company	Indiana	100
Infinity Property and Casualty Services, Inc.	Georgia	100
Casualty Underwriters, Inc.	Georgia	100
The Infinity Group, Inc.	Indiana	100
________________
(a)    Denotes company that is affiliated but not owned.